UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 22, 2010

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

On October 22, 2010, Zumiez Inc. (the “Company”) appointed Sarah (Sally) G. McCoy to the Company’s Board of Directors. Ms. McCoy will serve as an independent Class II director, until the Company’s upcoming 2011 annual meeting of shareholders, at which Ms. McCoy will be standing for re-election for a term to expire at the Company’s 2014 annual meeting of shareholders. Ms. McCoy will serve on the Company’s Compensation Committee and the Company’s Audit Committee.

Ms. McCoy, age 49, is the President and CEO of CBK Holdings LLC, a company that controls Armacel Armor, an advanced ballistic and aerospace composite materials company utilizing unique and state of the art processing and integration techniques, and CamelBak, a company that originated and is the world leader in hands-free hydration systems. From September 2006 to September 2010, Ms. McCoy was the CEO and President of CamelBak. Prior to joining CamelBak, Ms. McCoy co-founded Silver Steep Partners in 2004, a leading investment banking firm catering to companies in the outdoor and active lifestyle industry. Before Silver Steep, McCoy served as president of Sierra Designs and Ultimate Direction and as vice president at The North Face. Ms. McCoy is a graduate of Dartmouth College.

There are no arrangements or understandings between Ms. McCoy and any other persons pursuant to which Ms. McCoy was selected as a director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, with the Company to which Ms. McCoy was or is to be a party, in which Ms. McCoy, or any member of her immediate family, has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: October 27, 2010	By: /s/ Richard M. Brooks

Richard M. Brooks
Chief Executive Officer